Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL FIRST QUARTER RESULTS

NORCROSS, GA. (October 4, 2006) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal first quarter ended August 31, 2006.

Revenue for the fiscal first quarter was a record $51.0 million, up 20% from $42.4 million in the same period last year. Of the $8.6 million total increase in revenues, approximately $4.4 million came from price increases in the United States, approximately $2.4 million came from volume increases in the United States, approximately $1.2 million came from sales increases outside the United States, and the effect of the change in the Euro and Canadian dollar exchange rates increased sales by approximately $0.6 million. Gross margin improved during the quarter to 67.7% up from 62.9% in the prior year quarter.

Net income for the first quarter was a record $12.7 million, up 59% from $8.0 million for the same quarter last year. Diluted earnings per share totaled $0.18 on 70.2 million weighted average shares outstanding, up from $0.11 on 71.6 million weighted average shares outstanding for the same period last year. The adoption on June 1, 2006 of SFAS 123R, related to accounting for stock-based compensation, resulted in a reduction of net income before tax and net income of approximately $0.7 million and $0.5 million, respectively, for the quarter ended August 31, 2006. Prior period share and per share amounts have been adjusted to reflect the 3-for-2 stock split distributed on May 15, 2006.

Sales of instruments were $3.3 million in the first quarter of fiscal 2007, an increase from $2.1 million in the fiscal 2006 first quarter. Most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is usually 5 years. In the quarter ended August 31, 2006 approximately $1.7 million of instrument sales were deferred in this manner. As of August 31, 2006, deferred instrument revenues, including deferred service revenues, totaled $17.1 million.

Reagent gross margin grew to 75.3% during the first quarter of fiscal 2007 compared to 71.3% in the same period last year. The previously mentioned price increases and improved manufacturing efficiencies were responsible for this improvement.

“We are extremely pleased with our quarterly results,” said Edward L. Gallup, Chairman. “All-time highs were achieved in revenues and net income for the quarter. This quarter marked the eleventh consecutive quarter of record revenues.”

Dr. Gioacchino De Chirico, President and Chief Executive Officer said, “Our strategies to grow our business and the execution of our plan continue to generate outstanding results both in terms of revenues and net income. We remain on track to increase gross margin to over 70% by the first quarter of fiscal 2009.”

Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to our expected launch of the Galileo ECHOTM in the United States and Europe in the fourth quarter of fiscal 2007 we believe we can achieve market share gains and revenue growth through continued Galileo® placements and the launch of the Galileo ECHOTM. This expected launch date is dependent on FDA clearance in the United States and assumes our submission to the FDA is made by the third quarter of fiscal 2007 and assumes clearance is granted within 90 days of that submission. We are also pleased to announce that the Company recently commenced R & D work on a second generation Galileo. We expect that improvements in the second generation Galileo will extend by several years the life of the instrument in the market. As of August 31, 2006, the Company had received purchase orders for a total of 386 Galileo instruments worldwide (an increase of 19 in the quarter), including 244 in Europe, 140 in North America and 2 in Japan, and 317 of these instruments were generating reagent revenues, an increase of 23 in the quarter.”

Selected Highlights

•  Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased $6.2 million, or 20%, from $31.3 million in the first quarter of 2006 to $37.5 million in the first quarter of 2007. Sales of Capture products increased approximately $1.3 million to $9.2 million, a 16% increase over the prior year quarter.

•  The gross margin on traditional reagents was 74.2% for the current quarter, compared with 69.2% in the prior year quarter. The increase in gross margin is primarily due to price increases in the United States.  The gross margin on Capture® products was 79.8% for the current quarter, compared with 79.7% in the prior year quarter.  The gross margin on human collagen sales was 37.5% during the quarter, compared with 28.3% in the prior year quarter.

•  Sales of instruments were $3.3 million in the first quarter of 2007 compared to $2.1 million in the first quarter of 2006. The gross margin on instruments, including the impact of the cost of providing service, was a negative 31.2% for the current quarter, compared to a negative 75.4% for the same quarter last year. Instrument gross margin in the current quarter was adversely impacted as $1.7 million of revenues from 17 instrument sales were deferred in the quarter while the entire cost of sales of $1.3 million relating to those 17 instruments was expensed in the quarter.

•  The effect on revenues of the change in the Euro and Canadian dollar exchange rates was an increase of approximately $0.6 million for the first quarter of 2007 as compared with the prior year quarter.  The effect on net income of the change in the Euro and Canadian dollar exchange rates was an increase of approximately $0.1 million in the current quarter ended August 31, 2006 as compared with the prior year quarter.

•  Distribution expenses increased by $0.4 million in the first quarter and selling and marketing expenses increased by $0.3 million as compared to the prior year quarter. Our Japanese subsidiary was responsible for the $0.3 million increase in selling and marketing expenses and $0.1 million of the increase in distribution expenses. General and administrative expenses decreased by $0.6 million for the first quarter of fiscal 2007 as compared to the prior year quarter, due to lower legal, audit and SOX fees in the United States of $1.2 million which was partially offset by an increase of $0.1 million associated with our Japanese subsidiary and an increase in staff costs amounting to $0.5 million, of which $0.3 million was related to stock-based compensation that was expensed upon adoption of SFAS 123R. Research and development expenses were $1.2 million in the first quarter, a decrease of 2% from the prior year quarter.

•  Operations continue to generate strong cash flow. Cash, cash equivalents and marketable securities totaled $70.4 million at the end of the current quarter compared to $55.7 million at May 31, 2006. During the quarter the Company repurchased 281,969 shares of its Common Stock at a total cost of $4.9 million under its stock repurchase program.

Immucor, Inc. will host a conference call October 5, 2006 at 8:30 a.m. (EDT) to review these results.  Investors are invited to participate in this conference call with Edward L. Gallup, Chairman; Dr. Gioacchino De Chirico, President and Chief Executive Officer; and Patrick Waddy, Chief Financial Officer. The call will focus on the results for the first quarter and general business trends.  This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. Gallup, De Chirico or Waddy during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.”

To participate in the telephone conference call, dial 1-877-546-1570, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on October 05, 2006 by calling 1-888-568-0396.  Beginning October 12, 2006, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents; product development or regulatory obstacles including delays in completing the development of the  Galileo ECHO™; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims known or unknown; delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected Houston closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands except per share data)

(unaudited)

	Three Months Ended
	August 31,	August 31,
	2006	2005

NET SALES	$51,040	$42,434
COST OF SALES	16,504	15,739
GROSS PROFIT	34,536	26,695

OPERATING EXPENSES
Research and development	1,226	1,255
Selling and marketing	5,559	5,215
Distribution	2,288	1,851
General and administrative	5,222	5,822
Restructuring expenses	387	—
Amortization expense and other	87	70
Total operating expenses	14,769	14,213

INCOME FROM OPERATIONS	19,767	12,482

OTHER INCOME (EXPENSE)
Interest income	518	183
Interest expense	(117)	(159)
Other income (loss)	(61)	82
Total other	340	106

INCOME BEFORE INCOME TAXES	20,107	12,588
PROVISION FOR INCOME TAX	7,374	4,582
NET INCOME	$12,733	$8,006

Earnings per share:
Per common share - basic	$0.19	$0.12
Per common share - assuming dilution	$0.18	$0.11

IMMUCOR, INC.

Selected Condensed Consolidated Balance Sheet Items

(Amounts in thousands)

	August 31, 2006	May 31, 2006
	(unaudited)

Cash	$69,761	$54,103
Accounts receivable - trade	37,623	37,199
Inventory	21,779	20,651
Total current assets	135,404	120,792
Property and equipment - net	25,873	25,684
Total assets	205,896	191,687

Accounts payable	7,378	7,271
Total current liabilities	33,777	27,909
Other liabilities	19,839	19,907
Shareholders’ equity	152,280	143,871